Exhibit 99.1

For Immediate Release
July 13, 2026

News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

HINES GLOBAL INCOME TRUST BACKS TROPHY OFFICE RECOVERY WITH AUSTIN ACQUISITION

Diversified real estate investment trust selectively buys trophy U.S. office, paired with necessity-based retail

(HOUSTON) – Hines, a leading global real assets investment manager, today announced that Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) has acquired two assets in the United States: 405 Colorado in Austin, Texas, and Wicker Park Commons in Chicago, Illinois.

The acquisitions align with HGIT’s strategy of building a diversified portfolio of stabilized assets with the potential to provide durable income. HGIT is selectively buying U.S. office again, focusing on trophy office assets with strong occupancy, while pairing that conviction with necessity-based retail income.

“We’re investing where we see the potential for strong alignment between income durability and attractive pricing,” said Alfonso Munk, Global Co-Head of Investment Management at Hines. “We believe the U.S. office recovery is underway, with demand concentrated in fully leased trophy assets. In office, our strategy involves selectively acquiring best-in-class properties with strong tenants and highly visible income, while maintaining our focus on grocery-anchored retail. HGIT’s acquisition of 405 Colorado and Wicker Park Commons reflects this strategy.”

HGIT acquired the following assets:

•405 Colorado (Austin, Texas) – A 206,000-square-foot, Class AA boutique office tower in Austin’s central business district. The asset is 100% leased to a diversified tenant base, including JPMorgan Chase, Bain & Company, and AllianceBernstein, and has benefited from strong demand for high-quality office space and limited new supply.

•Wicker Park Commons (Chicago, Illinois) – A 183,000‑square‑foot, grocery‑anchored retail center located in Chicago’s Wicker Park neighborhood. The property is 99% leased and anchored by Jewel‑Osco and Lowe’s, two necessity‑based retailers with long‑term leases, serving one of Chicago’s most affluent and high barrier-to-entry areas.

The acquisitions come as U.S. office fundamentals have continued to improve. According to Hines Research, the market recorded 7 million square feet of net absorption over the 12 months through Q1 2026, including three consecutive quarters of positive absorption – the strongest sustained recovery in demand since the pandemic.1

1 Source: CoStar and Hines Research as of Q1 2026.

HGIT’s portfolio, including properties that are part of HGIT’s Delaware statutory trust program, has a gross asset value of approximately $6.4 billion as of May 2026 and is diversified across geographies and property types. HGIT focuses on high-conviction sectors supported by the potential for durable income and favorable long-term fundamentals, while maintaining a disciplined approach to capital deployment.

“Fundamentals are driving performance, and opportunities today are increasingly defined by operational strength,” Munk added. “We believe our vertically integrated platform enables disciplined execution and will allow us to capture value through active ownership.”

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About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines

Hines is a leading global real estate investment manager. We own and operate $91.7 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 69-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2025.

Forward Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisitions described herein and HGIT's ability to continue to selectively acquire office properties and build its investment portfolio in a manner that meets its investment objectives and is aligned with its investment strategy, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential near-term and long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional selective buying opportunities in the office sector, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk associated with Hines being able to successfully manage these properties, risks associated with any economic downturn globally or in the regions where the properties are located, and other risks described in the "Risk Factors" section of HGIT's Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.